Registration Statement No. 333-237342

Filed Pursuant to Rule 433

July 14, 2020

Bank of Montreal Announces Change to Underlying Index for the Dorsey Wright MLP Index ETNs due December 10, 2036

July 14, 2020 – Bank of Montreal has announced that Nasdaq Dorsey Wright plans to modify the index methodology of its DWA MLP Select™ Index (the “Index”). The Index includes 15 master limited partnerships (“MLPs”) based on the proprietary Dorsey Wright Relative Strength Ranking Methodology, and rebalances on a monthly basis.

Dorsey Wright has indicated that, effective with the monthly rebalancing scheduled to occur in July 2020, the minimum market capitalization would be reduced to $250 million.

The ETNs trade on the Nasdaq Global Market under the symbol “BMLP.” For additional information about the ETNs, please visit microsectors.com

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Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offering to which this document relates. Please read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send the pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412.

About BMO Financial Group

Serving customers for 200 years and counting, BMO is a highly diversified financial services provider - the 8th largest bank, by assets, in North America. With total assets of $987 billion as of April 30, 2020, and a team of diverse and highly engaged employees, BMO provides a broad range of personal and commercial banking, wealth management and investment banking products and services to more than 12 million customers and conducts business through three operating groups: Personal and Commercial Banking, BMO Wealth Management and BMO Capital Markets.

BMO Media Contact:

Kelly Hechler, Kelly.Hechler@bmo.com, (416) 867-3996

Bank of Montreal ETNs

US.ETN@bmo.com, +1-877-369-5412

Internet: www.bmo.com